UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 18, 2022

Berry Corporation (bry)
(Exact name of registrant as specified in its charter)

Delaware	001-38606	81-5410470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248
(Address of Principal Executive Offices)
(661) 616-3900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class Common Stock, par value $0.001 per share	Trading Symbol BRY	Name of each exchange on which registered Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

In February 2022, the Board of Directors (the “Board”) of Berry Corporation (bry) (the “Company”) determined to commence a search for a new director. On March 18, 2022, the Board appointed Rajath Shourie to serve as a director of the Company effective immediately. In addition, Mr. Shourie was appointed to serve as a member of each of the Audit Committee and the Compensation Committee of the Board, with such appointments effective upon becoming a director of the Company. The Board has affirmatively determined that Mr. Shourie meets the applicable standards for an independent director under both the rules of the NASDAQ and the Securities Exchange Act of 1934 (as amended), including the heightened independence standards applicable to audit committee and compensation committee members.

Mr. Shourie (age 48) is currently retired since having resigned from Oaktree Capital Management (“OCM”) in December 2019. He first joined OCM in 2002 and was serving as Global Co-Portfolio Manager of the firm’s flagship opportunity funds at the time of his resignation. Prior to joining OCM, Mr. Shourie worked in the Principal Investment area at Goldman Sachs, and previously was a management consultant at McKinsey & Company. Mr. Shourie earned a BA in economics from Harvard College, where he was elected to Phi Beta Kappa. He then went on to receive an MBA from Harvard Business School, where he was a Baker Scholar.

Mr. Shourie previously served on the board of directors of Store Capital (NYSE: STOR), an $8 billion market cap REIT; Taylor Morrison (NYSE: TMHC), a national U.S. homebuilder; Nine Entertainment (ASX: NEC), an Australian TV broadcaster; and Star Bulk (NYSE: SBLK), a leading dry-bulk shipping company. Significant private board positions included Pegasus Aviation Finance Company, Jackson Square Aviation and Hartree Partners.

There is no arrangement or understanding between Mr. Shourie and any other person pursuant to which he was selected as a director of the Company; there is no family relationship between Mr. Shourie and any of the Company’s other directors or executive officers; and there are no interests or relationships requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation program for 2022, Mr. Shourie will receive a $75,000 annual cash retainer and a $150,000 equity retainer for service on the Board, and a $15,000 cash retainer for service on each committee. The cash retainer is paid quarterly in arrears and the equity retainer comprises restricted stock units that vest in full on the first anniversary of the grant date, provided he continues to serve as a member of the Board as of such date.

In connection with this appointment, Mr. Shourie entered into the Company’s standard indemnity agreement for directors, the form of which is the same as entered with the other directors and officers of the Company and was previously filed by the Company with the SEC in connection with the Company’s IPO.

Director Departure

On March 18, 2022, Brent Buckley, a member of the Board, notified the Company of his intention to depart from the Board effective immediately. Mr. Buckley is a managing director at Benefit Street Partners (“BSP”), which is the Company’s second largest stockholder. He was first appointed to the Board as BSP’s designee in February 2017 and served as Board Chair from June 2017 through February 2019. He also previously served as Audit Committee Chair, and was a member of both the Audit Committee and the Compensation Committee at the time of his resignation. Mr. Buckley’s departure from the Board is not due to any disagreement with the Company, its management, its Board or any member or Committee thereof, including with respect to any matter relating to its operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2022

Berry Corporation (bry)

By:	/s/ Cary Baetz
Cary Baetz
Executive Vice President and Chief Financial Officer